Exhibit 14.1

Corporate Governance Manual

CODE OF CONDUCT

Section One - CODE OF CONDUCT

A director shall, in discharging the office of director:

(a)       While pursuing duties as a director, act at all times in the best interests of Corporation acknowledging the interests of the Corporation are paramount to any personal interests;

(b)       Exercise diligence, care, prudence and common sense, and keep informed of the policy, business and affairs of the Corporation and the statutes and rules to which the Corporation is subject and by which it is governed;

(c)       Deal with fellow directors, officers, employees and third parties of the Corporation openly, honestly and in good faith and make available to and share with fellow directors and officers of the Corporation all information as may be relevant and property disclosed to ensure the proper conduct and sound operation of the Corporation;

(d)       Treat in confidence all matters and information involving the Corporation, the Board, its committees, the employees and customers; not disclose the same where it is not in the public record or domain unless sanctioned by the Board to do so; and refrain from entering into any transaction in which the director makes use of confidential information in order, directly or indirectly, to obtain a benefit or advantage for the director or anyone else, other than the Corporation or a subsidiary thereof;

(e)       As a general rule, refer questions from the media to the appropriate Corporation spokesperson;

(f)       Exercise diligence in ensuring that the actions and conduct of the business and affairs of the Corporation are carried out in accordance with policies adopted by the Board;

(g)       Disclose to the Board any financial or personal interest, direct or indirect, which the director may have, which may conflict with the Corporation or which may otherwise have bearing upon any transaction or business in which the Corporation may have or contemplate having an involvement, whether such interest arises by reason of the personal affairs, employment, office or other association of the director in such circumstances, refrain from participation in or voting upon such transaction or business;

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(h)       Request such information through the Board from officers and employees of the Corporation as may be necessary to permit the full discharge of the duties of a director and ensure that accurate records, minutes and memoranda are maintained with respect to the conduct and discharge of the business of the Board; and

(i)       Be mindful that the stewardship of the Corporation's affairs and business has been entrusted to the Board, to be undertaken and conducted so as to meet the needs of stakeholders collectively.

Section Two - DIRECTOR CONDUCT GUIDELINES

Introduction

The purpose of Director Conduct Guidelines is to provide a set of practical guidelines for director conduct.

Goals and Objectives

As a member of the Board, each director shall:

(a)       Fulfill the legal requirements and obligations of a director which includes an understanding of the statutory and fiduciary roles;

(b)       Represent the interest of all stakeholders in the governance of the Corporation, ensuring that the best interests of the Corporation are paramount; and

(c)       Participate in the review and approval of the Corporation's policies and strategies and in monitoring their implementation.

Duties and Responsibilities

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Board Activity

As a member of the Board, each director shall:

(a)       Exercise good judgment and act with integrity;

(b)       Use his/her abilities, experience and influence constructively;

(c)       Be an available resource to management and the Board;

(d)       Respect confidentiality;

(e)       Advise the CEO when introducing significant and/or previously unknown information or material at a Board meeting;

(f)       Understand the difference between governing and managing and not encroach on management's area of responsibility;

(g)       Identify potential conflict areas - real or perceived - and ensure they are appropriately identified and reviewed;

(h)       When appropriate, communicate with the CEO between meetings; and

(i)       Evaluate the CEO, the COO, when applicable, and the CFO's performance.

Preparation and Attendance

To enhance the effectiveness of Board and Committee meetings, each director shall:

(a)       Prepare for Board and Committee meetings by reading reports and background materials prepared for each meeting;

(b)       Attend Board and Committee meetings; and

(c)       Have acquired adequate information necessary for decision making.

Communication

Communication is fundamental to Board effectiveness and therefore each director shall:

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(a)       Participate fully and frankly in the deliberations of the Board;

(a)       Encourage free and open discussion of the affairs of the Corporation by the Board and its members;

(c)       Ask probing questions, in an appropriate manner and to the point; and

(d)       Focus inquiries on issues related to strategy, policy and results rather than issues relating to the day to day management of the Corporation.

Independence

Recognizing that the cohesiveness of the Board is an important element in its effectiveness, each director shall:

(a)       Be a positive force with a demonstrated interest in the long-term success of the Corporation; and

(b)       Speak and act independently.

Board Interaction

As a member of the Board, each director shall establish an effective, independent and respected presence and a collegial relationship with other Board members.

Committee Work

In order to assist Board committees in being effective and productive each director shall:

(a)       Participate on committees and become knowledgeable with the purpose and goals of the Committee; and

(b)       Understand the process of committee work and the role of management and staff supporting the Committee.

Business and Industry Knowledge

Recognizing that decisions can only be made by well informed Board members, each director shall:

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(a)       Become generally knowledgeable of the Corporation's services and industry;

(b)       Maintain an understanding of the regulatory, legislative, business, social and political environments with which the Corporation operates;

(c)       Become acquainted with the officers of the Corporation; and

(d)       Be an effective representative of the Corporation.

Section Three - OTHER MATTERS FOR CONSIDERATION BY ALL

General

While there cannot be a specific rule for every situation that a person encounter in the, this Code of Conduct provides certain principles for the business conduct of the Corporation's directors, officers and employees. In addition to this Code of Conduct, directors, officers and employees are expected to be familiar with and comply with the Corporation's other policies and procedures, as well as adhere to the highest ethical standards in all business dealings.

A violation of the law or this Code of Conduct is a serious matter. A director, officer or employee that violates a law, government regulation or this Code of Conduct will face appropriate disciplinary action, which may include demotion or immediate termination of employment for cause.

The provisions of this Code of Conduct may be amended or waived only by the Corporation's Board.

Criteria for Ethical Decision Making

Before embarking on any course of action, you need to ask yourself these questions:

(a)       Is the life, health or safety of anyone or the environment endangered by the action?;

(b)       Is it legal?;

(c)       Does it feel fair and honest?;

(d)       Does it compromise trust or integrity?; and

(e)       Could I justify it to the public?.

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You are required to promptly discuss any questions or concerns you may have about this Code of Conduct or the correctness of any past, present or anticipated conduct with a member of the executive team or a Human Resources Manager.

Ethical Business Practices

Each employee is to be accountable to adhere to and advocate high standards of honest and ethical conduct as outlined in this Code of Conduct.

Fair Dealings

Deal fairly and honestly with the Corporation's collaborators, suppliers, competitors, other employees and anyone else with whom you have contact in the course of performing your job is critical. You should not take unfair advantage of anyone through manipulation, concealment, misappropriate or abuse of confidential information, falsification, misrepresentation of material facts or any other unfair dealing practice.

The Corporation requires that all contracts, agreements and other documents correctly set forth the terms of the underlying business arrangement and that any such documents are reviewed and approved through established Corporation policy and procedures.

Corporate Opportunities and the Duty of Loyalty

You have a duty of loyalty to the Corporation, which includes a duty to advance the Corporation's legitimate interests when the opportunity to do so arises. Accordingly, you may not use your position or the Corporation's name, property, information or good will for personal gain or for the gain of others. You are further prohibited from taking advantage of a personal opportunity that is discovered through the use of corporate property, information or your position with the Corporation.

Conflicts of Interest

A conflict of interest arises when your private interests interfere, or appear to interfere, in any way, with the interests of the Corporation as a whole. You are to take care to ensure that you identify and avoid any situation of actual or apparent conflict of interest.

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Some conflicts are clear-cut; others are less obvious. For that reason you must fully disclose to a member of the executive team all circumstances that could be construed or perceived as a conflict of interest. Full disclosure enables us to resolve unclear situations and create an opportunity to dispose of or ethically handle conflicts of interest before any difficulty can arise. To the extent a conflict of interest cannot be avoided in a reasonable fashion then appropriate procedures must be put in place to minimize the involvement of any conflicted individuals in the relationship or interaction, giving rise to the conflict. Failure to make required disclosures or resolve conflicts of interest satisfactorily can result in discipline up to and including termination of employment.

Any employment agreement with the Corporation may appropriately prohibit an employee's employment or engagement in any capacity in any other business without the prior permission of the Corporation. This provision broadly addresses potential conflicts of interest. Specific examples include, but are not limited to:

(a)       Acting as an employee, director or officer of or a consultant to, a competitor or potential competitor of the Corporation, regardless of the nature of the employment or consulting relationship;

(b)       Holding a substantial interest in a business which is a customer, competitor or supplier of the Corporation or which otherwise does business with the Corporation;

(c)       The purchase of merchandise or services for the Corporation from, or placement of other business with, a Corporation directly or beneficially owned or controlled by an employee, director or officer of the Corporation, his or her spouse, relative, in-law or co-habitant; and

(d)       Serving as proprietor, general partner, officer or director of any business (except charitable organizations or family businesses that in no way compete with the Corporation or do business with the Corporation) without first obtaining written consent of the CEO of the Corporation. (Non-employee directors of the Corporation are excluded from this prohibition.).

Accepting or Giving Gifts

You must avoid activities or relationships that conflict with the Corporation's interests or adversely affect the Corporation's reputations. The types of activities and relationships you must avoid include, but are not limited to:

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(a)       Accepting or soliciting a gift, favor, or service that is intended to, or might appear to, influence the employee's decision-making or professional conduct; or

(b)       Giving or offering to give any gift, gratuity, favor, entertainment, reward, "bribe" or "kickback" or any other thing of value that might influence or appear to influence the judgment or conduct of the recipient in the performance of his or her job. This includes transactions with government personnel, customers and suppliers.

You may give or receive unsolicited gifts or entertainment only in cases where the gifts or entertainment are of nominal value, are customary to the industry, will not violate any laws and will not influence or appear to influence the recipient's judgment or conduct at his or her employer's business.

Fraud, Theft or Dishonesty

You will not commit any acts of fraud, theft, dishonesty, embezzlement, misappropriation or falsification in connection with the performance of your duties for the Corporation. The Corporation reports any suspicion of fraud or theft to the applicable law enforcement agency.

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Compliance with Laws, Regulations and Rules

You will at all times obey and comply with all federal, provincial, state and local laws, regulations and ordinances of the countries in which we operate, including but not limited to:

(a)       Health and safety laws concerning the workplace;

(b)       Civil rights laws concerning harassment and job discrimination;

(c)       Employment laws concerning payment of minimum wage, overtime requirements, child labor and general working conditions;

(d)       Immigration related laws concerning the hiring of legally documented workers;

(e)       Laws concerning racketeering and corrupt practices;

(f)       Laws concerning the proper maintenance of books, records and internal controls;

(g)       Laws, regulations, and accepted industry practices concerning oil and gas exploration, development and commercialization;

(h)       Laws prohibiting illegal payments, gifts, bribes or kickbacks to governmental officials, political parties or others;

(i)       Privacy laws;

(j)       Environmental laws;

(k)       Laws prohibiting misappropriation, unauthorized use, reproduction or distribution of any third party's trade secrets, copyrighted information or confidential proprietary information;

(l)       Antitrust and other laws prohibiting unfair competition or restraint of trade; and

(m)       Any other applicable law or regulation ordinance.

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You will not commit or condone an unethical or illegal act nor instruct another employee, consultant, contractor, supplier or representative of the Corporation to do so. You will not authorize or permit any consultant, contractor, distributor or representative of the Corporation to have authority to enter into, incur, make, change, enlarge or modify any contract, liability or agreement, obligation, representations, guarantee, warranty or commitment on behalf of the Corporation or its affiliated companies unless expressly approved by duly authorized representatives of the Corporation in the performance of the services contemplated under their respective agreement.

You are expected to be sufficiently familiar with any laws that apply to our work, to recognize potential breaches and to know when to seek legal advice. If in doubt, you should discuss the matter with a member of the executive team.

Insider Trading and Tipping

Securities laws prohibit the buying and selling of any securities, including Corporation securities, as well as securities of partners, contractors, suppliers and all other corporations, by anyone who possesses material, non-public information relating to the issuer of the securities. Material non-public information is information which, if disclosed, would reasonably be expected to have a significant impact on the market value of such securities or which would be likely to influence an investor's decision to purchase or sell a security.

From time to time the Corporation implements stock trading blackout periods during which time directors, officers and employees are restricted from buying or selling shares. Background information on blackouts will be made available to employees on the Corporation's Intranet site.

Also prohibited is "tipping" - the disclosure of material, non-public information to anyone other than in the necessary course of business. Tipping is a violation of the law and may result in civil or criminal liability of the person who passes material non-public information to another person who buys or sells securities while in possession of the information.

The Corporation does not condone, nor assist others in conducting activities which contravene the securities laws.

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Accounting and Recordkeeping

Many people associated with the Corporation, not just accountants and controllers, participate in the financial control and reporting processes of the Corporation. If you have ANY responsibility for any aspect of the Corporation's financial activities (including, but not limited to, processing of cash receipts or processing or approval of payments; creation, processing or approval of invoices and credit memos; payroll and benefits decisions; approval of expense reports and any and all other transactions; or the estimation of reserves or other claims or the amount of any accrual of deferral; or the recording of any of the foregoing in the Corporation's ledgers) and/or the preparation of the Corporation's financial statements or other reports, you must ensure your involvement complies with complete and accurate procedures as per established Corporation practice.

You shall not subvert the Corporation's established systems of internal management and accounting controls, maintain funds or assets for any illegal or improper purposes or make false or misleading statements in any Corporation documents, reports or records. No undisclosed or unrecorded accounts may be established using the Corporation's funds or other assets. All accounting records and the financial reports produced from those records must be kept and presented in accordance with applicable law, must accurately and fairly reflect in reasonable detail the Corporation's assets, liabilities, revenue and expenses, and must be in accordance with generally accepted accounting principles.

Transactions must be supported by accurate and reasonably detailed documentation and recorded in the proper account. Best efforts are to be made to record transactions in the proper accounting time period. To the extent that estimates are necessary, they must be based on your good faith judgment and be supported by appropriate documentation. No payment or the related accounting entry may be approved or made with the intention or understanding that any part of the payment will be used for any purpose other than that described by the document supporting the entry or payment.

If you receive inquiries from the Corporation's independent accountants, you must respond promptly, fully and accurately.

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Use of Corporate Property

You are entrusted with the care, management and cost-effective use of the Corporation's property and you will not to make use of these resources for your own personal benefit or purposes or for the personal benefit of anyone else.

You will ensure that all Corporation property assigned to you is maintained in good condition and you should be able to account for such equipment. Any dispositions of Corporation property should be for the benefit of the Corporation and not for personal benefit.

Access to the Corporation's computer systems is restricted where computer systems are defined as any combination of hardware, programs, applications, peripheral devices, personnel and/or associated documentation.

Passwords are to be kept confidential and use of the computer systems is limited to authorized business purposes with the exception of nominal personal use of email and voicemail which does not interfere or conflict with business use.

Proprietary and Confidential Information, Intellectual Property and Inventions

We want our employees to be well informed about our business, our plans for the future, and the successes and challenges we have along the way. In return for this openness, the Corporation places trust in its employees to maintain, absent a court order or other legal requirement, the confidentiality of our proprietary information and those aspects of our business that we have not yet shared with shareholders and the general public.

You are to take all reasonable measures to protect the confidentiality of non-public information about the Corporation obtained or created in connection with your activities and to prevent the unauthorized disclosure of such information unless required by applicable law or regulation of legal or regulatory process. You must use proprietary information only for the Corporation's legitimate business purposes, and not for your personal benefit or the personal benefit of anyone else.

To provide the Corporation with reasonable protection against disclosure of trade secrets and confidential information, all employees may bee required to sign an employment agreement prior to their start with the Corporation that includes clauses addressing confidential information, invention assignment and a prior invention declaration. These clauses state in part that the Corporation retains exclusive ownership of all inventions and discoveries arising out of employment and any information pertaining to the business or research activities of the Corporation.

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Proprietary and confidential information is any information about the Corporation that has not been disclosed to the public and includes, without limitation:

(a)       The Corporation's ideas, discoveries, inventions, formulae, algorithms, techniques, processes, know how, trade secrets, research, laboratory notes, data, analysis, assays, designs, methods, flow charts, drawings, specifications, plans, prototypes, apparatus, devices, specimens, manufacturing and production processes;

(b)       Regulatory filings and correspondences;

(c)       Software;

(d)       Information concerning actual or projected sales, earnings or operating results or business transactions;

(e)       Customer and supplier lists, relationship with consultants, contracts, business plans and marketing strategies; and

(f)       Personnel information.

It is each employee's responsibility to know what is confidential or proprietary and ensure that they use it only in the performance of duties with the Corporation. If unsure, consider the information to be confidential until you obtain clarification.

Reporting and Compliance Procedures

Every employee, officer and director has the responsibility to ask questions, seek guidance, report suspected violation and express concern regarding compliance with this Code of Conduct, including but not limited to questionable accounting, internal accounting control or auditing matters.

Any employee, officer or director who knows or believes that any other employee or representative of the Corporation has engaged or is engaging in Corporation-related conduct that violates applicable law or this Code of Conduct has the responsibility to report such information.

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You should first talk to any member of the executive team or a Human Resources manager.

If you are not comfortable reporting to the above, it is not feasible, or such reporting has resulted in unsatisfactory results, you are to report such suspected violations to an independent member of the Board's Audit Committee as set out below.

Failure to comply with the standards outlined in this Code of Conduct will result in disciplinary action including, but not limited to, reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, discharge and restitution. Certain violations of this Code of Conduct may require the Corporation to refer the matter to the appropriate governmental or regulatory authorities for investigation or persecution. Moreover, any supervisor who directs or approves of any conduct in violation of this Code of Conduct, or who has knowledge of such conduct and does not immediately report it, also will be subject to disciplinary action, up to and including discharge.

Whistle-blower Protection

Any employee, officer, stockholder or third party who has a concern about the Corporation's business conduct or any possible violations of law, or of this Code of Conduct, or about its accounting, internal accounting controls or financial or auditing matters may communicate that concern directly to the Chairman of the Board of the Corporation or Chairman of the Audit Committee of the Board.

Such communication may be confidential. You may also contact these persons to report any issues, complaints or concerns about potential breaches in ethics, compliance requirements or Corporation policy.

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Contact information:

Glynn Wilson President and CEO 800 Bellevue Way, NE, Suite 400, Bellevue, Washington 98004 Tel: (425) 462-2556 Fax: (425) 462-5638	Tracy Moore Board member and Chair of the Audit Committee 800 Bellevue Way, NE, Suite 400, Bellevue, Washington 98004 Tel: (425) 462-2556 Fax: (425) 462-5638

All such concerns will be forwarded to one or more appropriate individuals, inside or outside of the Corporation, for their review. The status of all outstanding concerns addressed to the Chairman of the Board or the Chairman of the Audit Committee will be reported to the Audit Committee periodically. The non-employee directors of the Audit Committee may direct specialized support, including the retention of outside advisors or counsel with payment by the Corporation, for any concern addressed to them.

No adverse action or retribution of any kind (i.e. discharge, demote, suspend, threaten or harass or in any other manner discriminate against an employee in the terms and conditions of employment) will be taken by the Corporation against any employee because he or she reports in good faith a suspected violation of this Code of Conduct or other irregularity by any person other than the reporting employee.

Waivers and Amendments

While some of the policies contained in this Code of Conduct must be strictly adhered to and no exception can be allowed, in other cases exception may be possible. Any executive officer or director who seeks an exception to any of these policies should contact the Chairman of the Board of Directors. Any waiver of this Code of Conduct for executive officers and directors or any change to this Code of Conduct that applies to executive officers or directors may be made only by the Board and will be disclosed as required by law or stock market regulations.

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Any other employee or officer who believes that an exception to any of these policies is appropriate in his or her case should first contact his or her immediate supervisor. If the supervisor agrees that an exception is appropriate, the approval of the Chief Executive Officer must be obtained. The Chief Executive Office shall be responsible for maintaining a complete record of all requests for exceptions to any of these policies and the disposition of such requests.

Administration and Distribution

The Corporation's Board and Audit Committee have established the standards of business conduct contained in this Code of Conduct and oversees compliance with this Code of Conduct.

This Code of Conduct shall be distributed to each new employee, officer and director of the Corporation upon commencement of his or her employment or other relationship with the Corporation. It will also be made available via the Corporation's Intranet site.

Strict adherence to this Code of Conduct is vital. Managers are responsible for ensuring that employees are aware of and understand the provisions of the Code of Conduct. For clarification or guidance on any point in the Code of Conduct, please consult a member of the executive team or a Human Resources Manager.

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CODE OF CONDUCT AGREEMENT

I ACKNOWLEDGE that I have read and considered the Code of Conduct of TapImmune Inc. and agree to conduct myself in accordance with the Code of Conduct.

I FURTHER ACKNOWLEDGE that should I become privy to insider information of a sensitive nature while in my capacity as a director, officer and/or employee of TapImmune Inc., I am strictly prohibited from revealing any such information to any person or organization other than TapImmune Inc. at any future time.

________________________________ Signature
________________________________ Name	________________________________ Date

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